Exhibit 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13D amendment filed on or about this date and any further amendments thereto with respect to beneficial ownership by the undersigned of shares of the common stock, no par value, of Weis Markets, Inc., is being filed on behalf of each of the undersigned in accordance with Rule 13d- 1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: February 9, 2016

EKTJ MANAGEMENT LLC

By:   /s/ Kathryn J. Zox
         Kathryn J. Zox

By:   /s/ Thomas H. Platz
        Thomas H. Platz

By:   /s/ James A. Platz
        James A. Platz

/s/ Kathryn J. Zox
Kathryn J. Zox

/s/ Thomas H. Platz
Thomas H. Platz

/s/ James A. Platz
James A. Platz